Exhibit 99.1

                      NEWS

Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, NY 11797 Tel. 516-677-0200 Fax 516-677-0380

FOR IMMEDIATE  RELEASE

Contact:  Debra Wasser, VP of Investor Relations & Corp. Comm., 516-677-0200 x1472

Trade Contact: Fran Brennen, Senior Director of Marcom, 516-677-0200 x1222

VEECO APPOINTS PETER J. SIMONE TO BOARD OF DIRECTORS

Woodbury, NY, July 22, 2004 — Veeco Instruments Inc. (Nasdaq: VECO) announced today that it has appointed Peter J. Simone to the Company’s Board of Directors.  Mr. Simone will also serve on the Company’s Audit Committee.

Mr. Simone has 30 years of industry experience, with over 20 years of operating responsibility in high technology public and private companies including Speedfam-IPEC, Active Control Experts, Inc., Xionics Document Technologies, Inc. and GCA Corporation.  He currently serves as an independent consultant for North Bridge Venture Partners and Spinner Asset Management, among others.  Mr. Simone began his career as an auditor with Arthur Young & Company (now Ernst & Young). He is currently a member of the Boards of Directors of Cymer Inc., Newport Corporation, Sanmina-SCI Corp. and several private companies.

Edward H. Braun, Chairman and CEO of Veeco, commented, “We are pleased to welcome Peter Simone to our Board of Directors.  His technology industry experience and financial background make him a valuable addition to Veeco’s Board and to the growth of our company.”

Mr. Simone commented, “I have followed Veeco’s progress for many years and I am honored to join the Company’s experienced Board of Directors.  I believe that my background makes me well suited to help Veeco reach its long term goals.”

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide, data storage, compound semiconductor/wireless, semiconductor and scientific research markets.  Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices.  Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota.  Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific.  Additional information on Veeco can be found at http://www.veeco.com/.

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